ARTICLES OF AMENDMENT

           DREYFUS LIQUID ASSETS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

           FIRST:      The charter of the Corporation is hereby amended by redesignating the issued and unissued shares of Common Stock of the Corporation as Class 1 Common Stock of the Corporation.

           SECOND:      The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors and is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

           The Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

           IN WITNESS WHEREOF, Dreyfus Liquid Assets, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President, and witnessed by its Secretary, on ________ __, 2005.

DREYFUS LIQUID ASSETS, INC. By: Mark N. Jacobs Vice President

WITNESS:

Michael A. Rosenberg
Secretary

ARTICLES SUPPLEMENTARY

           DREYFUS LIQUID ASSETS, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

           FIRST: (1) Of the twenty-five billion (25,000,000,000) shares of the Corporation's Class 1 Common Stock, $.001 par value per share, with an aggregate par value of twenty-five million dollars ($25,000,000), that the Corporation has authority to issue, four billion (4,000,000,000) of said shares which are unissued shall be reclassified as Class 2 Common Stock of the Corporation; and

           (2) The aggregate number of shares of Common Stock that the Corporation has authority to issue is increased by five billion (5,000,000,000) shares of Common Stock, $.001 par value per share, with an aggregate par value of five million dollars ($5,000,000), of which two billion five hundred million (2,500,000,000) of such shares shall be classified as Class 1 Common Stock of the Corporation and two billion five hundred million (2,500,000,000) of such shares shall be classified as Class 2 Common Stock of the Corporation.

           SECOND:      The shares of Class 2 Common Stock of the Corporation shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Corporation's Charter and shall be subject to all provisions of the Corporation's Charter relating to stock of the Corporation generally, and to the following:

           (1)      As more fully set forth hereinafter, the assets and liabilities and the income and expenses of the Class 2 Common Stock of the Corporation shall be determined separately from Class 1 Common Stock of the Corporation and, accordingly, the net asset value, dividends and distributions payable to holders, and amounts distributable in the event of liquidation of the Corporation to holders of shares of the Corporation's stock, may vary from class to class. Except for these differences, and certain other differences hereinafter set forth, or as otherwise determined by the Corporation's Board of Directors, each class of the Corporation's stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption.

           (2)      The assets attributable to the Class 2 Common Stock of the Corporation and the assets attributable to Class 1 Common Stock of the Corporation shall be invested in the same investment portfolio.

           (3)      At such times (which may vary between and among the holders of particular classes) as may be determined by the Board of Directors or, with the authorization of the Board of Directors, by the officers of the Corporation, in accordance with the Investment Company Act of 1940, as amended, applicable rules and regulations thereunder and applicable rules and regulations of the NASD, shares of any particular class of stock of the Corporation may be converted into shares of another class of stock of the Corporation based on the relative net asset values of such classes at the time of the conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation).

           (4)      The dividends and distributions of investment income and capital gains with respect to each class of stock of the Corporation shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary between the classes of stock of the Corporation to reflect differing allocations of the expenses of the Corporation between the classes and any resultant differences between the net asset values per share of the classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income, realized and unrealized capital gains and losses, and expenses and liabilities of the Corporation between the classes shall be determined by the Board of Directors in a manner that is consistent with applicable law.

           (5)      Except as may otherwise be required by law, the holders of each class of stock of the Corporation shall have (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of that particular class and (ii) no voting rights with respect to any matter submitted to a vote of stockholders that does not affect holders of that particular class.

           THIRD:      Immediately before the increase and classification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue twenty-five billion (25,000,000,000) shares of stock, all of which were shares of Class 1 Common Stock, having a par value of one tenth of one cent ($.001) each, and an aggregate par value of twenty-five million dollars ($25,000,000).

           FOURTH:      As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is thirty billion (30,000,000,000) shares, all of which are shares of Common Stock, with a par value of one tenth of one cent ($.001) per share, having an aggregate par value of thirty million dollars ($30,000,000), classified as follows:

                                                 Shares
                                                 -------
Class                                           Authorized
-----                                           ----------

Class 1 Shares                                23,500,000,000

Class 2 Shares                                 6,500,000,000

                               Total          30,000,000,000
                                              ==============

           FIFTH:      The Board of Directors of the Corporation increased the total number of shares of capital stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the shares of capital stock pursuant to authority provided in the Corporation's Charter.

           IN WITNESS WHEREOF, Dreyfus Liquid Assets, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

DREYFUS LIQUID ASSETS, INC. By: Mark N. Jacobs Vice President

WITNESS:

Michael A. Rosenberg
Secretary